Exhibit 99.2

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2012, the date we filed our 2011 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in segments, the change in accounting principle, and the adoption of a new accounting standard as described in the Form 8-K and set forth in Exhibits 99.1 through 99.6 attached thereto. You should therefore read this information in conjunction with the 2011 Form 10-K and subsequent amendments on Form 10-K/A and with our reports filed with the Securities and Exchange Commission after February 28, 2012.

PART I

ITEM 2. PROPERTIES

ELECTRIC PROPERTIES – SDG&E

At December 31, 2011, SDG&E owns and operates four natural gas-fired power plants:

▪	a 560-megawatt (MW) electric generation facility (the Palomar generation facility) in Escondido, California

▪	a 495-MW electric generation facility (the Desert Star generation facility) in Boulder City, Nevada

▪	a 47.6-MW electric generation peaking facility (the Miramar I generation facility) in San Diego, California

▪	a 48.6-MW electric generation peaking facility (the Miramar II generation facility) in San Diego, California

SDG&E purchased the 495-MW Desert Star (formerly El Dorado) natural gas-fired power plant from Sempra Natural Gas in October 2011.

On January 1, 2012, SDG&E purchased a fifth natural gas-fired power plant, the 52-MW Cuyamaca Peak Energy Plant (formerly CalPeak El Cajon Energy Facility) located in El Cajon, California from CalPeak Power-El Cajon LLC.

SDG&E’s interest in San Onofre Nuclear Generating Station (SONGS) is described above in Part I, Item 1 (Exhibit 99.1 to this report) under “Electric Utility Operations – SDG&E.”

At December 31, 2011, SDG&E’s electric transmission and distribution facilities included substations, and overhead and underground lines. These electric facilities are located in San Diego, Imperial and Orange counties of California, and in Arizona and Nevada. The facilities consist of 1,896 miles of transmission lines and 22,449 miles of distribution lines. Periodically, various areas of the service territory require expansion to accommodate customer growth.

SDG&E expects to complete construction of the Sunrise Powerlink electric transmission line in the second half of 2012.  The Sunrise Powerlink is a new 117-mile, 500-kV electric transmission line that is designed to deliver up to 1,000 MW of energy from the Imperial Valley to the San Diego region.

NATURAL GAS PROPERTIES – CALIFORNIA UTILITIES

At December 31, 2011, SDG&E’s natural gas facilities consisted of the Moreno and Rainbow compressor stations, 168 miles of transmission pipelines, 8,490 miles of distribution mains and 6,388 miles of service lines.

At December 31, 2011, SoCalGas’ natural gas facilities included 2,960 miles of transmission and storage pipelines, 49,773 miles of distribution pipelines and 48,572 miles of service pipelines. They also included 11 transmission compressor stations and 4 underground natural gas storage reservoirs with a combined working capacity of 134 billion cubic feet (Bcf).

ENERGY PROPERTIES – SEMPRA INTERNATIONAL AND SEMPRA U.S. GAS & POWER

At December 31, 2011, Sempra Mexico, Sempra Renewables and Sempra Natural Gas operate or own interests in power plants and renewable generation facilities in North America with a total capacity of 2,200 MW. We provide additional information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 (Exhibit 99.4 to this report) and in Notes 3 and 4 of the Notes to Consolidated Financial Statements in Part II, Item 8 (Exhibit 99.5 to this report).

Sempra Renewables leases or owns properties in Arizona, California and Nevada for potential development of solar electric generation facilities. Sempra Mexico leases properties in Mexico and owns property in California for potential development of wind electric generation facilities.

At December 31, 2011, Sempra Mexico’s operations included 1,903 miles of distribution pipelines, 224 miles of transmission pipelines and 3 compressor stations.

In 2006, Sempra Natural Gas and ProLiance Transportation and Storage, LLC acquired three existing salt caverns representing 10 Bcf to 12 Bcf of potential natural gas storage capacity in Cameron Parish, Louisiana, with plans for development of a natural gas storage facility.

Sempra Natural Gas operates Mobile Gas, a natural gas distribution utility located in Mobile and Baldwin counties in Alabama. Its property consists of distribution mains, service lines and regulating equipment.

Sempra South American Utilities operates Chilquinta Energía located in Valparaiso, Chile.  Its property consists of 9,622 miles of distribution lines, 339 miles of transmission lines and 45 substations.

Sempra South American Utilities operates Luz del Sur located in Lima, Peru.  Its property consists of 11,806 miles of distribution lines and 173 miles of transmission lines.

In Washington County, Alabama, Sempra Natural Gas operates a 15.5 Bcf natural gas storage facility under a land lease, with current plans to expand total working capacity to 21 Bcf to be in-service in 2013. Sempra Natural Gas also owns land in Simpson County, Mississippi, on which it operates a 7.5 Bcf natural gas storage facility, with current plans to develop natural gas storage with additional working capacity of 15 Bcf to be in-service in 2012 and 2013. Portions of both these properties are currently under construction.

Sempra Mexico operates its Energía Costa Azul LNG terminal on land it owns in Baja California, Mexico, while Sempra Natural Gas has a land lease in Hackberry, Louisiana, where it operates its Cameron LNG terminal. Sempra Natural Gas also owns land in Port Arthur, Texas, for potential development.

OTHER PROPERTIES

Sempra Energy occupies its 19-story corporate headquarters building in San Diego, California, pursuant to an operating lease that expires in 2015. The lease has two five-year renewal options.

SoCalGas leases approximately one-fourth of a 52-story office building in downtown Los Angeles, California, pursuant to an operating lease expiring in 2026. The lease has four five-year renewal options.

SDG&E occupies a six-building office complex in San Diego pursuant to two separate operating leases, both ending in December 2017. One lease has four five-year renewal options and the other lease has three five-year renewal options.

Sempra International and Sempra U.S. Gas & Power lease office facilities at various locations in the U.S., Mexico, Chile and Peru, with the leases ending from 2012 to 2035.

Sempra Energy, SDG&E and SoCalGas own or lease other land, easements, rights of way, warehouses, offices, operating and maintenance centers, shops, service facilities and equipment necessary to conduct their businesses.